Exhibit 99.1

For Immediate Release

EnergySolutions Commences Decommissioning

of the Zion Station

Salt Lake City, Utah, — September 1, 2010 — EnergySolutions, Inc. (NYSE: ES) announced today it has officially closed its agreement with Exelon Nuclear to begin accelerated decommissioning of the Zion Station.  The Nuclear Regulatory Commission (NRC) licenses have been transferred to ZionSolutions, a wholly owned subsidiary of EnergySolutions, for the purposes of decommissioning.

“We are pleased to have finalized this transaction with Exelon Nuclear to begin the decommissioning and site restoration of the Zion Station,” said Val Christensen, President and CEO of EnergySolutions.  “This first-of-its-kind approach (license stewardship) will accelerate the decommissioning of the Zion Station and restore the land for beneficial reuse sooner than originally planned.  We look forward to the progress of the project.”

The license stewardship program is designed to accelerate the decommissioning of nuclear power plants.  Under this program EnergySolutions through its subsidiary has acquired the Zion Station assets and will conduct the work as owner and NRC licensee of the Zion Station.

ZionSolutions will process and dispose of all Zion Class A low-level radioactive waste at the EnergySolutions licensed Clive, Utah facility and load the spent nuclear fuel in NRC-approved dry cask storage containers for placement within a secure and licensed storage facility on site.

The goal of the program is to safely accelerate cleanup at least 12 years ahead of schedule, enabling the land to be restored for beneficial reuse.  There will also be considerable economic benefit to the local community in terms of jobs, goods and services.

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, processing, recycling, disposition of nuclear waste, and research and engineering services across the nuclear fuel cycle.

For more information please contact Mark Walker at 801-649-2194 or mwalker@energysolutions.com